Exhibit (21) List of Subsidiaries of the Registrant


                                                         State of
Company                                                  Incorporation
----------------                                         -------------

SIS Capital Corp.                                        Delaware
Premier P.E.T. Imaging International, Inc.               Delaware
Premier Cyclotron International Corp.                    Delaware
Premier P.E.T. Imaging of Wichita, LLC                   Kansas
Premier P.E.T. Imaging of Arlington Heights, Inc.        Illinois
Premier P.E.T. Imaging of New Jersey, Inc.               New Jersey
Morris County PET Management LLC                         New Jersey
Premier P.E.T. of Long Island, LLC                       New York
Hialeah PET Management LLC                               Florida
P.E.T. Management of Queens, LLC                         New York

There are no other subsidiaries with significant operations or liabilities.